Exhibit 10.6

RICH DAD OPERATING COMPANY, LLC
LICENSE AGREEMENT

This Rich Dad Operating Company, LLC License Agreement (this "Agreement") by and between Rich Dad Operating Company, LLC, a Nevada limited liability company ("Licensor") and Tigrent Inc., a Colorado corporation (the "Licensee"), is entered into as of September 1, 2013 (the "Effective Date").

WHEREAS, Licensee is in the business of developing, producing, marketing and delivering adult educational curricula on real estate investment, business development, entrepreneurship, financial investment, asset protection, and personal development;

WHEREAS, Licensor owns or otherwise possesses exclusive licenses for certain copyrights, trademarks, patents, and other valuable rights, and the right to license those rights to others;

WHEREAS, Licensor and Licensee wish to conduct business together to create, market and promote a Rich Dad Education branded curricula in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Capitalized words and phrases used in this Agreement that are not otherwise defined herein shall have the meanings set forth below:

1.1.         The term "Affiliate" means an entity controlling, controlled, or under common control with a party. For these purposes, "control" means: (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise; or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity.

1.2.         The term "Business" means developing, marketing, selling, and/or conducting Licensor-branded educational products and services in the Field through any form of communication or media including, but not limited to, Trainings.

1.3.         The term "Cash Sales" shall mean the gross cash proceeds actually received by Licensee from the sale of Trainings as the result of a "Rich Dad" branded marketing campaign conducted by Licensee that uses any combination of (i) the Licensed Marks (as defined below), (ii) the name, image, or likeness of any of the Rich Dad Personalities (as defined below) or Rich Dad Advisors (as defined below), or (iii) any "Rich Dad" copyrighted or trademarked intellectual property of Licensor, including by way of example, and not limitation, books, video recordings, and audio recordings of any of the Rich Dad Personalities. Cash Sales shall exclude any merchant fees, taxes, shipping, refunds (e.g., returns, right of rescission, NSF checks, and credit card chargebacks), rebates, bad debt and any sums paid to Legacy Learning, LLC, a Delaware limited liability company, dba Professional Education Institute ("PEI").

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1.4.         The term "Confidential Information" means any and all information that is not readily ascertainable by proper means and which derives economic value, actual or potential from not being generally known and which has been the subject of efforts that are reasonable under the circumstances to maintain its secrecy. All information relating to the products or operations of a party, which is provided to the other party, or to which the other party otherwise obtains access, pursuant to, or as a result of, this Agreement shall be treated as Confidential Information hereunder, except such information which the other party can clearly show: (a) at the time of this Agreement is publicly and openly known; (b) after the date of this Agreement becomes publicly and openly known through no fault of the other party; (c) comes into the other party's possession and lawfully obtained by the other party from a source other than from the party or a source deriving from the party, and not subject to any obligation of confidentiality or restrictions on use; or (d) is approved for release by written authorization of the other party.

1.5.         The term "Customer Data" means documents and other media (whether in human or machine readable form) containing information, regarding customers and prospective customers. Without limiting the generality of the foregoing, the term "Customer Data" shall include customer lists and personally identifiable information about customers and prospective customers.

1.6.         The term "Educational Materials" means all advertising and promotional materials, handouts, workbooks, presentations, manuals, software programs, and any other literature or material and other collateral items employed, provided, distributed, sold, or otherwise made available in connection with the Business, in any form of communication or media and whether or not in machine or human readable format.

1.7.         The term "Exclusive Field of Use" means live, on-line, or on-demand seminars, webinars, and training courses in the Field delivered through any form of communication or media. Excluded from the Exclusive Field of Use are: (i) live, in-person seminars of any kind conducted by Licensor or any affiliate of Licensor at which any of the following are featured speakers: any of the Rich Dad Personalities, or any Rich Dad Advisor; and (ii) live, in-person classes taught in schools (K-12), colleges or universities to matriculated students as part of an academic curriculum.

1.8.         The term "Field" means real estate investing, business strategies, stock market investment techniques, stock/paper assets, cash management, asset protection, entrepreneurship and other financially-oriented subjects.

1.9.         The term "Licensed Intellectual Property" means individually, collectively or in any combination, Licensor's patents (whether issued or pending), copyrights (whether registered or not), trademarks and trade names (whether registered or unregistered); as well as concepts, developments, trade secrets, methods, systems, programs, improvements, inventions, data and information (whether in perceivable or machine-readable form), source code, works of authorship and products whether or not patentable, copyrightable, or susceptible to any other form of protection, and whether or not reduced to practice or designated by Rich Dad as Licensed Intellectual Property, including, but not limited to the (a) the Proprietary Materials and Information, (b) the Licensed Marks and (c) the name, image, and likeness of the Rich Dad Personalities.

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1.10.         The term "Licensed Marks" means the Licensor's current and future trademarks, service marks, and trade dress including.

1.11.         The term "Proprietary Materials and Information" means any and all material provided to Licensee by or on behalf of Licensor, including but not limited to customer lists, products, trade secrets, source codes, development platforms, server system configuration diagrams, lobby server specifications and programs, middleware, Application Program Interface data for middleware or otherwise, unpublished artwork, tools, data and contents related to artwork, whether 2- or 3- dimensional, all original and secondary audio or visual data, as well as any and all other Licensed Intellectual Property and/or information which: (i) is provided to Licensee by or on behalf of Licensor or to which Licensee is provided access by or on behalf of Licensor, (ii) is created developed, or otherwise generated by or on behalf of Licensor, (iii) concerns or relates to any aspect of Licensor business or products, or (iv) is, for any reason, identified or otherwise marked by Licensor as confidential; except such information which Licensee can show, clearly and convincingly: (1) is at the time of disclosure, publicly and openly known as of the Effective Date of this Agreement, (2) becomes publicly and openly known through no fault of Licensee, or (3) is in Licensee's possession and documented prior to the commencement of the relationship between the parties, lawfully obtained by Licensee from a source other than from Licensor, and not subject to any obligation of confidentiality or restrictions on use, or (4) is approved for release by written authorization of Licensor.

1.12.         The term "Rich Dad Advisors" means " means any authors or co- authors of a work in the "Rich Dad", "Rich Dad Advisors", "Rich Family", "Rich Woman ", "Rich Life" or similar series of books and all other individuals or concerns directly or in directly related to "Rich Dad", "Rich Dad Advisors", "Rich Family", "Rich Woman", "Rich Life" or affiliated brands which may be designated by either Robert T. Kiyosaki or Kim Kiyosaki in his or her sole discretion.

1.13.         The term "Rich Dad Personalities" shall mean Robert Kiyosaki and Kim Kiyosaki.

1.14.         The term "Term" means the period of time from the Effective Date until the Agreement is terminated as provided in Section 8 hereof.

1.15.         The term "Territory" shall mean worldwide.

1.16.         The term "Trainings" shall mean Licensor-branded in person or remote product offerings in the Field to one or more recipients, including seminars, webinars and other computer or internet based trainings, and mentoring as may be offered by Licensee in the conduct of the Business in the Territory and for which a fee is charged by Licensee.

ARTICLE II

GRANT OF LICENSE

2.1.         Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, the sole and exclusive right and license in and to the Licensed Intellectual Property for the purpose of allowing Licensee to (i) develop and create Educational Materials and (ii) conduct the Business in the Territory by itself and through its subsidiaries and affiliates. Such license shall include, but shall not be limited to, the right to make, use, reproduce, modify, adapt, create derivative works of, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, export, import, offer for sale, sell and commercially exploit the Licensed Intellectual Property, in whole or in part. Licensor understands that Licensee intends to use the Licensed Intellectual Property, at its sole discretion, in connection with the Business. Licensee may, but is not obligated to, to display Licensee's copyright notice on any works or materials containing the License Marks.

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2.2.         Licensee has the right to modify the Licensed Intellectual Property and to create derivative works (the "Derivative Works"); provided that such Derivative Works may be used, copied, distributed, performed and/or displayed only in connection with the Business; and provided further that Licensee will not distribute or sublicense products embodying the Derivative Works other than to end users for personal use only and not for re-sale, distribution or re-licensing. Licensee will be deemed the owner of all Derivative Works.

ARTICLE III

LIMITATIONS, RESTRICTIONS, COVENANTS

3.1         During the Term, the Licensee shall not use the Licensed Intellectual Property other than as permitted by this Agreement.

3.2         Licensor shall not, during the Term grant any third party a license to use the Licensed Intellectual Property within the Exclusive Field of Use. During the term of this Agreement, neither Licensor nor any of its Affiliates may (1) engage, directly or indirectly, in the Exclusive Field of Use, or (2) contact, solicit, or direct any person or entity to contact or solicit, any of the customers of Licensee (or customers set forth in the Customer Data) for the purpose of providing any products or services that are the same or similar to those offered by the Licensee in the Business.

3.3         Licensee may distribute goods and services embodying the Licensed Intellectual Property to end users for personal use only and not for resale, distribution or re-licensing by such end users.

3.4         Licensee acknowledges and agrees that, except as otherwise specifically provided for herein, this Agreement grants Licensee no title or right of ownership in or to the Licensed Intellectual Property. Licensee shall not at any time do or cause to be done any act, omission, or thing contesting or in any way impairing or tending to impair any part of Licensor's right, title and interest in the Licensed Intellectual Property.

3.5         In the event Licensee shall be deemed to have acquired any ownership rights in the Licensed Intellectual Property, the Licensee shall assign, and agrees to execute all documents reasonably requested by Licensor to assign, all such rights in the Licensed Intellectual Property to Licensor or its nominee.

3.6         Licensee acknowledges the validity of the Licensed Marks. The Licensed Marks (and all versions and derivatives thereof) are owned by Licensor and shall be and remain the exclusive property of Licensor. All rights in and to the Licensed Marks other than those specifically granted to the Licensee herein, are reserved to Licensor for its own use and benefit. The Licensee shall not acquire any ownership rights in or to the Licensed Marks.

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3.7         Licensee shall own all work product including, but not limited to, ideas, any and all concepts, inventions, designs, trademarks, tradenames, service marks, trade dress, logos, course content, Educational Materials, Customer Data (including client lists) generated through the conduct of the Business, programs, software, reports, or other intellectual property and tangible work product, produced by Licensee or any of its Affiliates or their officers, directors, employees, agents, or consultants pursuant to this Agreement, and all prior drafts, derivations or versions thereof, regardless of whether such were incorporated into the Business (collectively "Work Product"), shall be and remain the sole and exclusive property of Licensee when produced. No license or right is granted hereunder at any time from Licensee to Licensor whether expressly or by implication, estoppel or otherwise, arising out of or related to Licensee conduct of the Business or any Work Product.

ARTICLE IV

CONFIDENTIALITY

4.1         Each party acknowledges the other's Confidential Information is unique and valuable and was developed or otherwise acquired by the other at great expense, and that any unauthorized disclosure or use of the other's Confidential Information would cause the other irreparable injury loss for which damages would be an inadequate remedy. The party agrees to hold such Confidential Information in strictest confidence, to use all efforts reasonable under the circumstances to maintain the secrecy thereof, and not to make use thereof other than in accordance with this Agreement, and not to release or disclose Confidential Information to any third party without the other's prior written consent, subject to a court order, or subject to a sublicense consistent with this Agreement and requiring the sublicensee to maintain the Confidential Information in strictest confidence, to use all efforts reasonable under the circumstances to maintain the secrecy thereof, not to make use thereof other than in accordance with the sublicense Agreement, and not to release or disclose Confidential Information to any third party without the other's prior written consent.

4.2         Each party further acknowledges that any violation of this Section 4. shall constitute a material breach of this License Agreement resulting in irreparable injury to the non-breaching party and agree that, in addition to any and all other rights available to the non-breathing party by law or by this Agreement, the non-breaching party shall have the right to have an injunction entered against the party to enjoin any further violations of this Agreement.

ARTICLE V

LICENSE FEES AND REPORTING

5.1         In consideration of the Licenses granted hereunder, the Licensee shall pay to Licensor a royalty in the amount of [***] of the Licensee's Cash Sales. Royalties with respect to Cash Sales shall be paid monthly to Licensor within [***] of the end of the applicable month. Payments will be made in U.S. Dollars.

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5.2         Licensee shall render to Licensor, a written statement, in such form as Licensor may reasonably request, setting forth the Trainings sold during each month Accounting Period, the applicable sales price, and such other information as Licensor may reasonably request to verify the royalty payments due hereunder. Such statement shall be provided whether or not a royalty payment for the Accounting Period is to be made. The Licensee shall keep such written records respecting the sales of Trainings as Licensor may reasonably request so that royalties payable hereunder may be accurately determined, and shall permit such records to be examined by Licensor or its authorized representative upon reasonable prior written notice at any reasonable time during regular business hours to verify the records, reports and payments herein provided.

5.3         Licensee shall be responsible for, and shall pay, all sales, value added and similar taxes, if any, which may be imposed on any receipts of the Trainings sold hereunder, as well as any other tax based upon Licensee's use of the Licensed Intellectual Property in connection with the Business.

5.4         Notwithstanding the foregoing, subject to and in accordance with the terms and conditions of that certain Royalty Payment Agreement dated March 15, 2013 ("RPA") by and between Licensee as "Company" and Licensor as "Holder" (which RPA Licensor and Licensee hereby each ratify and affirm), Licensee may, at its option, issue and deliver and Licensor agrees to accept at a convertible promissory note in substantially the form provided for in the RPA (each, a "Note" and collectively, the "Notes") as payment for [***] of each royalty payment owing under the terms of the Licensing Agreement. In addition, the Licensee may, with the consent of Licensor, issue and deliver and Licensor agrees to accept a Note as payment for [***] of each royalty payment owing under the terms of the Licensing Agreement. The principal amount of each Note shall equal the portion of such royalty payment that the Company has elected to pay via a Note. Each Note shall automatically convert into shares of Preferred Stock upon a Change of Control as provided in such Note. For purposes of this Agreement, the term "Preferred Stock" shall mean shares of the Company's Series A Preferred Stock pursuant to the Certificate of Designation in substantially the form attached provided for in the RPA (the "Certificate of Designation"). In the event of a conflict between the terms and conditions of this Agreement and those of the RPA, the term and conditions of the RPA shall control. Licensor and Licensee agree that any subsequent cash payment of royalties under this Agreement shall first be applied to any outstanding balances on the Notes on a first in, first out basis.

5.5         LICENSOR ACKNOWLEDGED AND AGREES THAT NO REPRESENTATIONS OR STATEMENTS OF ACTUAL, AVERAGE, PROJECTED OR FORECASTED SALES, PROFITS, ROYALTIES, OR EARNINGS HAVE BEEN MADE WITH RESPECT TO THE BUSINESS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE VI

LICENSEE'S ADDITIONAL OBLIGATIONS

6.1         Licensee shall meet the following performance standards:

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6.1.1         Timeliness. Service Level/Average Speed of Answer. This is how quickly the average telephone call is answered. Licensee's goal is to answer [***] calls within [***].

6.1.2         Abandonment or percentage of calls not answered. Licensee's goal is less than [***]should abandon within [***] of the execution of the definitive license agreement, [***] and [***]. Licensee will test announcing current hold time to anyone who is placed on hold.

6.1.3         Responsiveness to satisfy customers who call/write or e-mail or otherwise communicate with a concern or complaint. Licensee's goal shall be to have an initial response within [***]of the time. The goal is to conclude the complaint handling, which would include the customer being notified and agreeing to the handling as quickly as possible. Licensee's goal is to resolve [***]of its complaints within [***]. Refund requests received in writing will be resolved, meaning an official determination on the refund will be issued within [***]of the time. Should the customer issue a rebuttal to the determination, the process will start over again the date of the written rebuttal.

6.1.4         Lagging Indicators. Those indicators that if managed correctly, should lead to a reduction in certain areas of customer complaints and a resultant rise in overall customer satisfaction.

6.1.5         Source of Complaints. Customer Complaints from the following sources should be reviewed and categorized in order to understand how the organizations of people or processes need to be improved to avoid receiving a similar complaint in the future:

a.	Any of the Rich Dad Personalities
b.	Licensor
c.	Any Attorney General Complaint
d.	Any Complaint from a Private Attorney
e.	Any Better Business Bureau ("BBB") Complaint

6.2.         Licensee shall report on each of the above performance standards on a weekly basis, in a form suitable to Licensor, in Licensor's discretion, subject to change by Licensor from time-to-time.

ARTICLE VII

QUALITY CONTROL

7.1.         Licensee shall provide Licensor, without charge, additional samples of each item of Educational Materials from time to time as Licensor may request.

7.2.         At the expense of Licensee, Licensor shall have the right to audit seminar quality through attendance as follows: Up to [***]fulfillment seminars per year and up to [***] advanced training seminars per year.

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7.3.         Licensor shall provide Licensee with access to at least [***] Licensor employee with current knowledge of Licensor, the Licensed Intellectual Property, and Licensor's brand marketing strategies.

7.4.         Licensee shall provide Licensor, and the Rich Dad Personalities access to Licensee employees, subject matter experts and independent contractors for the purpose of providing feedback between the parties related to seminar content and presentations, marketing and advertising review support, and product development and integration related to the Licensor brand and Licensor customers; provided that Licensor and Licensor's Affiliates shall not directly or indirectly solicit, hire or interfere with the relationship of Licensee and such employees and to keep confidential any information relating to Licensee and furnished to Licensor, using the same degree of care as Licensee uses to protect its own confidential information. Notwithstanding the foregoing, Licensor may also work with subject matter experts and independent contractors on activities, events and projects unrelated to Licensee.

ARTICLE VIII

BOARD MEMBERSHIP

8.1.         Licensor and Licensee each acknowledge and agree that Licensee, acting through its Board of Directors, appointed Anthony C. Humpage to the Licensee's Board of Directors as the Licensor's Designee. Henceforth, Licensee agrees to (i) include in its annual proxy statements (or any other solicitations of stockholder consent) the nomination and recommendation of the BOD that the shareholders approve the re-election or appointment, as the case may be, of the Licensor Designee to the Licensee's Board of Directors and (ii) use its reasonable best efforts to obtain such approval.

8.2.         If at any time Licensor shall notify Licensee of its desire to remove, with or without cause, any Licensor Designee, the Licensee, as the case may be, shall use its reasonable best efforts to cause the removal of such Licensor Designee from the Licensee Board.

8.3.         If at any time any Licensor Designee ceases to serve on the Licensee Board (whether by reason of death, resignation, removal or otherwise), Licensor shall be entitled to designate a successor director to fill the vacancy created thereby, Licensee shall use its best efforts without any undue delay to cause such successor to become a director of the Licensee, respectively.

8.4.         Licensee covenants and agrees that so long as the Licensor Designee shall continue to serve on the Licensee's Board of Directors, and thereafter so long as the Licensor Designee shall be subject to any possible proceeding by reason of the fact that the Licensor Designee served on the Licensee's Board of Directors, Licensee, subject to Section 8.4..1, shall promptly obtain and maintain in full force and effect Director's and Officer's liability insurance ("D&O Insurance") in reasonable amount, but not event less than [***], from established and reputable insurers. In all policies of D&O Insurance, the Licensor Designee shall be named as an insured in such a manner as to provide the Licensor Designee the same rights and benefits as are accorded to the most favorably insured of the Licensee director. Upon reasonable request, Licensee shall provide Licensor Designee or his or her counsel with a copy of all D&O Insurance applications, binders, policies, declarations, endorsements and related materials.

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8.5         Section 8.4 notwithstanding, the Licensee shall have no obligation to obtain or maintain D&O Insurance if the Licensee's Board of Directors determines in good faith by a two thirds (2/3) majority of its members, that the premium costs for such insurance are substantially disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or the Licensee is covered by similar insurance maintained by a subsidiary of Licensee. In making any determination to eliminate or reduce D&O Insurance coverage, the Board shall seek the advice of independent legal counsel or other advisors experienced in the review and analysis of D&O coverage.

8.6.         Promptly after (i) learning of facts and circumstances that may give rise to a proceeding, Licensee shall notify its D&O Insurance carriers, if such notice required by the applicable policies, and any other insurance providing applicable insurance coverage to the Licensee, of such facts and circumstances, or (ii) receiving notice of a proceeding, whether from Licensor Designee or otherwise, Licensee shall give prompt notice to its D&O Insurance carriers and any other insurance providing applicable insurance coverage to the Licensee in accordance with the requirements of the respective insurance policies. Licensee shall thereafter take all appropriate action to cause such insurance carriers to pay on behalf of Licensor Designee, all expenses incurred or to be incurred, and liability incurred, by Licensor Designee with respect to such proceedings in accordance with the terms of the applicable D&O Insurance policies.

8.7.         Any of obligation of Licensee pursuant to this Article VIII (other than Sections 8.4 and 8.6, which shall survive according to their terms) shall be effective following the Effective Date and shall terminate and be of no further force or effect upon the expiration or early termination of this Agreement.

ARTICLE IX

WARRANTIES AND REPRESENTATIONS

9.1         Licensor warrants and represents that:

9.1.1     It is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Nevada with all requisite power and authority to execute, deliver and perform this Agreement.

9.1.2      All necessary actions on the part of Licensor have been duly taken to authorize the execution, delivery, and performance of the Agreement by Licensor.

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9.1.3      This Agreement has been duly authorized, executed, and delivered by Licensor, constitutes the legal, valid, and binding obligation of Licensor and is enforceable in accordance with its terms.

9.1.4     It has the right to grant the licenses and enter into this Agreement without seeking the approval or consent of any third party and without payments to any third party;

9.1.5     There are no existing or threatened claims or proceedings by any entity relating to the Licensed Intellectual Property or challenging Licensor's ownership of the same;

9.1.6     None of the Licensed Intellectual Property are subject to any outstanding order, decree, judgment, stipulation, written restriction, undertaking or agreement limiting the scope or use of the Licensed Intellectual Property or declaring any of it abandoned;

9.1.7     The Licensed Intellectual Property, or any portion thereof, does not interfere with, infringe, or misappropriate, or violate the intellectual property right of any third party and Licensor has not received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation or violation nor does Licensor have any knowledge that any such charge or claim may be forthcoming; and

9.1.8     Any trade secrets comprising part of the Licensed Intellectual Property have been properly maintained as trade secrets.

9.2         Licensee warrants and represents that:

9.2.1     It is a corporation duly organized, validly existing, and in good standing under the laws of the state of Colorado, with all requisite corporate power and authority to execute, deliver and perform this Agreement.

9.2.3     All necessary corporate proceedings of Licensee have been duly taken to authorize the execution, delivery, and performance of the Agreement by Licensee.

9.2.4     This Agreement has been duly authorized, executed, and delivered by Licensee, constitutes the legal, valid, and binding obligation of Licensee and is enforceable in accordance with its terms.

9.2.5     Licensee has all rights necessary and is fully authorized to enter into and perform under this Agreement; and

9.2.6     There are no existing or threatened claims or proceedings by any entity against Licensee that would impair Licensee's ability to perform under this agreement.

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ARTICLE X

TERM AND TERMINATION

10.1         The license hereunder shall commence upon the Effective Date and shall expire on the [***]anniversary thereof; provided however, that if the effective date is not the first day of a calendar month then the Term shall expire on the last day of the calendar month in which [***] anniversary of the Effective Date occurs. Notwithstanding the foregoing, the Term shall automatically renew for successive one year periods unless either party provided written notice of termination not less than [***]prior to the expiration of the then current Term unless sooner terminated pursuant to Section 10.2.

10.2         The license hereunder may be terminated at any time:

10.2.1.         By either party in the event of a breach of this Agreement by another party that is susceptible of cure, immediately, upon the end of a [***] period after written notice of such breach to the breaching party, if such breach is not cured within the [***] period; provided, however, as long as the breaching party is diligently attempting to cure such breach for such [***]period, such cure period shall be extended by an additional period as may be required to cure such violation, but in no event more than an additional [***].

10.2.2.         By either party, immediately, if the other party becomes insolvent, makes an assignment for the benefit of its creditors, or becomes the subject of any bankruptcy or insolvency proceedings, and such proceedings are not removed within sixty (60) days of their initiation.

10.2.3.         By either party, if the other party ceases to do business.

10.2.4.         By Licensee, immediately, in the event Licensee is enjoined from using any of the Licensed Intellectual Property by a court of competent jurisdiction.

10.2.5.         By Licensee, upon the occurrence of a Change in Control Of Licensor Event. For the purposes of this Agreement, the term "Change in Control of Licensor Event" shall mean"

10.2.5.1.         any person (other than any of the Rich Dad Personalities, or any company owned, directly or indirectly, by the Rich Dad Personalities in substantially the same proportions as their membership interests of Licensor), is or becomes the Owner (as hereinafter defined), directly or indirectly, of membership interests of Licensor representing [***] or more of the membership interests of Licensor;

10.2.5.2.         a merger, consolidation, reorganization, or other business combination of Licensor with any other entity, other than a merger or consolidation which would result in the membership interests of the Rich Dad Personalities existing immediately prior thereto continuing to represent (either by continuing to exist or by being converted into membership interests or voting securities, as the case may be, of the surviving entity) more than [***] of the combined membership interests or voting power of the voting securities of Licensor or such surviving entity outstanding immediately after such merger or consolidation; or

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10.2.5.3.         the members of Licensor approve a plan of complete liquidation of Licensor or the consummation of the sale or disposition by Licensor of all or substantially all of Licensor's assets other than (x) the sale or disposition of all or substantially all of the assets of Licensor to a person or persons who the Owner, directly or indirectly, of at least [***] or more of the combined membership interests of Licensor at the time of the sale or (y) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the members of Licensor.

10.2.5.4.         For the purposes of this Section 10.2.5, the term "Owner" means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares (i) the power to vote, or to direct the voting of such membership interest, or (ii) the power to dispose, or to direct the disposition of, such membership interest.

10.3         Notwithstanding anything else in this Agreement to the contrary, the Term of this Agreement shall terminate, without further action of either Licensor or Licensee, upon the occurrence of a Change in Control of Licensee Event. For the purposes of this Agreement, the Term "Change in Control of Licensee Event" shall mean:

10.3.1.         any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (other than Licensor, Licensee, any trustee or other fiduciary holding securities under any employee benefit plan of Licensee, or any company owned, directly or indirectly, by the shareholders of Licensee in substantially the same proportions as their ownership of common stock of Licensee), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Licensee representing [***] or more of the combined voting power of Licensee's then outstanding securities;

10.3.2.         during any period of [***], individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with Licensee to effect a transaction described in paragraph (a), (c), or (d) of this Section) whose election by the Board or nomination for election by Licensee's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the [***] or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

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10.3.3.         a merger, consolidation, reorganization, or other business combination of Licensee with any other entity, other than a merger or consolidation which would result in the voting securities of Licensee outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than [***] of the combined voting power of the voting securities of Licensee or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of Licensee (or similar transaction) in which no person [***] or more of the combined voting power of Licensee's then outstanding securities shall not constitute a Change in Control; or

10.3.4.         the shareholders of Licensee approve a plan of complete liquidation of Licensee or the consummation of the sale or disposition by Licensee of all or substantially all of Licensee's assets other than (x) the sale or disposition of all or substantially all of the assets of Licensee to a person or persons who beneficially own, directly or indirectly, at least [***] or more of the combined voting power of the outstanding voting securities of Licensee at the time of the sale or (y) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the shareholders of Licensee.

10.4         Upon termination of the license hereunder, all rights and privileges in and to the Licensed Intellectual Property granted to the Licensee herein shall automatically revert to Licensor or its nominee, and the Licensee shall immediately cease any use thereof.

10.5         Licensee shall, for a period of [***] ("Sell-Off Period") following the effective date of termination of the license granted by Licensor hereunder, have the right to fulfill commitments made to customers during the Term. The provisions of this Agreement shall apply with full force and effect during the Sell-Off Period. Upon expiration of the Sell-Off Period, Licensee shall immediately cease and desist from using or displaying any forms of advertising containing any of the Licensed Marks.

10.6         Section 3.7; and Articles IV (Confidentiality); IX (Warranties and Representations); XI (Indemnification); and XIII (Miscellaneous) hereof shall survive termination (for any reason) of this Agreement.

ARTICLE XI

INDEMNIFICATION

11.1         Each party shall defend, indemnify and hold harmless the other party and their respective Affiliate and their respective officers, directors, agents, contractors, employees, successor, and assigns from and against all claims, demands or causes of action, as well as any and all damages, expenses, costs, interest and reasonable legal fees, including such fees incurred on appeal, in any way related to, arising out of or connected with a breach of the indemnifying party's representations, warranties or covenants under this Agreement.

11.2         EXCEPT FOR AMOUNTS PAYABLE TO THIRD PARTIES IN CONNECTION WITH CLAIMS SUBJECT TO THE INDEMNIFICATION PROVISIONS OF SECTION 9.1 OR A BREACH OF EITHER PARTY'S OBLIGATIONS UNDER SECTION 5, NEITHER PARTY WILL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR ANY OTHER SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT EVEN IF THE PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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ARTICLE XlII

INDEPENDENT DEVELOPMENT

Nothing in this Agreement shall be construed as restricting Licensee's right or ability to acquire, license, develop, manufacture or distribute for itself, or have others acquire, license, develop, manufacture or distribute for Licensee, adult education products and services, or technology performing the same or similar functions as the adult education products and services, or technology contemplated by this Agreement, or to market or distribute such same or similar adult education products and services, or technology in addition to, or in lieu of, the adult education products and services, or technology contemplated by this Agreement including, whether in the conduct of the Business or otherwise.

ARTICLE XIII

MISCELLANEOUS

13.1.         No Waiver. The failure of any party to this Agreement to enforce any particular provision of this Agreement at any time shall not be construed as a waiver of such provision or provisions for any future dealing between the parties; nor shall it in any way affect the validity of this Agreement or any portion thereof, or any party's ability to enforce such provision at any time in the future. No party's failure to act on a breach by the other party shall be construed as a future waiver of any subsequent breach of the same or other provisions of this Agreement.

13.2.         Notices. All notices and other written communications required to be given under this Agreement shall be in writing and shall be delivered to the addressee in person, mailed by registered or certified mail, return receipt requested, or by reputable overnight courier. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, if delivered personally, or, if sent by certified or registered mail, three days following the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, postage and charges prepaid. The addresses of the parties (until written notice of change shall have been given) shall be as follows:

To Licensor

With a copy to:

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To Licensee:

With a copy to:

13.3.         Alternative Dispute Resolution. Unless the parties expressly agree otherwise in writing, any dispute, controversy or claim between the parties related to interpretation or enforcement of this Agreement will be determined by binding arbitration in accordance with the rules of Judicial and Administrative Mediation Services (hereinafter "JAMS"). If the parties cannot agree on a JAMS arbitrator 20 calendar days after notification of the claim, JAMS will appoint an arbitrator to hear the matter and not by court action. The parties shall share equally all initial costs of arbitration. All decisions of the arbitrator shall be final, binding, and conclusive on all parties. Notwithstanding the above, claims related to termination of this Agreement, intellectual property, confidentiality and/or injunctive relief will not be subject to arbitration. The prevailing party shall be entitled to reimbursement of attorneys' fees, costs, and expenses incurred in connection with the arbitration or litigation.

13.4.         Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Arizona, without regard to federal or state choice of law principles.

13.5.         Choice of Forum. Any action brought to enforce or interpret the terms of this Agreement shall be brought exclusively in either the Superior Court of the State of Arizona in and for the County of Maricopa; or the United States District Court for the District of Arizona, located in Phoenix, Arizona.

13.6.         Amendment. This Agreement, including all exhibits attached hereto, may not be amended or modified except by a document signed by all parties. Such Amendments or Addenda shall specifically reference this Agreement and, to the extent that existing rights or obligations are modified, shall specifically identify the Section(s) of this Agreement affected by the Amendment or Addendum.

13.7.         Representation by Attorney. Each party to this Agreement has either: (a) been represented by an attorney of their choice in connection with the negotiation and execution of this Agreement; or (b) declined to be so represented by an attorney after having a reasonable opportunity to secure such representation.

13.8.         Entire Agreement. This Agreement, along with any attachments, exhibits, schedules and documents specifically referenced herein, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior communications, writings and other documents with regard thereto. No modification, amendment or waiver of any provision hereof shall be binding upon either party hereto unless it is in writing and executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance.

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13.9.         No Assignment. Neither party may assign this Agreement without the other party's prior written consent. Notwithstanding the foregoing, either party may assign this Agreement without the other party's prior written consent in the event of a merger, acquisition, reorganization, change in control, or sale of substantially all of the assets or business of such assigning party. Any assignment in conflict with this provision shall be void.

13.10.      Further Documents. The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, the parties shall each execute and deliver such instruments as are necessary to terminate, as of the Effective Date, that certain Rich Dad Operating Company, LLC Licensing Agreement and such other agreements between the parties executed pursuant , including, but not limited to, a termination of the Cash Collateral Account, Escrow and Security Agreement, and to issue joint instructions to Escrow Agent to release all funds in the Cash Collateral Account to Licensee. For the purposes of this paragraph, terms that in bold font shall be given the meaning ascribed to them in the Cash Collateral Account, Escrow and Security Agreement.

13.11.         Relationship of the Parties.         Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture or of any association between the parties. None of the provisions contained in this Agreement nor any acts of the parties hereto shall be deemed to create any relationship between the parties other than the relationship specified in this Agreement.

13.12.         Captions. The division of this Agreement into and the use of captions for paragraphs are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

13.13.         Severability. In the event any provision of this Agreement or the application of any provision shall be held by a tribunal of competent jurisdiction to be contrary to law, then, the remaining provisions of this Agreement shall be unimpaired, and the illegal, invalid or unenforceable provision shall be replaced by a provision, which, being legal, valid and enforceable, comes closest to the intent of the parties underlying the illegal, invalid or unenforceable provision. In any event, an illegal, invalid or unenforceable provision shall not affect the enforceability or the validity of the remaining terms or portions thereof, and each such unenforceable or invalid provision or portion thereof shall be severable from the remainder of this Agreement.

13.14.         Cost of Enforcement. If a party commences any arbitration, action at law or in equity, or for declaratory relief, in appellate proceedings, to secure or protect any rights under, or to enforce any provision of, this Agreement, then, in addition to any judgment, order, or other relief obtained in such proceedings, the prevailing party shall be entitled to recover from the losing party all reasonable costs, expenses, and attorneys' fees incurred by the party in connection with such proceedings, including, attorneys' fees incurred for consultation and other legal services performed prior to the filing of such proceeding.

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13.15.         Successors. The terms of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the successors, assignees, and transferees of the parties hereto.

13.16.         No Intended Third Party Beneficiaries. The parties acknowledge and agree that there are no intended third party beneficiaries of this Agreement, including without limitation, other licensees of the Rich Dad brand and intellectual property or students of the Business.

13.17.         Counterparts/facsimile. This Agreement may be executed in 2 or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument. This Agreement may be executed by any party by delivery of a facsimile signature, which shall have the same force and effect as an original signature. Any party which delivers a facsimile signature shall promptly thereafter deliver an originally executed signature to the other parties; provided, however, that the failure to deliver an original signature page shall not affect the validity of any signature delivered by facsimile.

13.18.         Board Approval. Licensor acknowledges and agrees that the effectiveness and enforceability of this Agreement are subject to the ratification of the Board of Directors of Licensee.

Rich Dad Operating Company, LCC		Tigrent Inc.

By:	/s/ Michael R. Sullivan	By:	/s/ Anthony C. Humpage 08/2013
Name:	Michael R. Sullivan	Name:	Anthony C. Humpage
Title:	Chief Executive Officer	Title:	Chief Executive Officer

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